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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                            ------------------------------------
                                                        OMB APPROVAL
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                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*


                             Laser Power Corporation
                             -----------------------
                                (Name of Issuer)




                                  Common Stock
                                  ------------
                         (Title of Class of Securities)




                                   51806K 10 4
                                   -----------
                                 (CUSIP Number)



                                December 31, 1998
                                -----------------
             (Date of Event Which Requires Filing of This Statement)





Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

               |_|      Rule 13d-1(b)

               |_|      Rule 13d-1(c)

               |X|      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.


                               Page 1 of 4 pages
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----------------------------                         ---------------------------
CUSIP NO. 51806K  10  4               13G                PAGE 2 OF 4 PAGES
          -------------
----------------------------                         ---------------------------


--------------------------------------------------------------------------------
   1.  NAME OF REPORTING PERSON(S)
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON(S)(ENTITIES ONLY)

       William G. Fredrick, Jr.
--------------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
       (a)  [  ]
       (b)  [  ]
--------------------------------------------------------------------------------
   3.  SEC USE ONLY

--------------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION

       USA
--------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER
     SHARES            359,756
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER
      EACH             10,666
   REPORTING      --------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER
      WITH:            359,756
                  --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER
                       10,666
--------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       370,422
--------------------------------------------------------------------------------
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       4.4%
--------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON*

       IN

--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


* Item 9 includes 10,666 shares held of record by Laser Mechanisms, Inc. of which Mr. Fredrick is the President.


                               Page 2 of 4 pages
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         GENERAL INSTRUCTIONS

ITEM 1.
          (a)      Name of Issuer:   Laser Power Corporation
          (b)      Address of Issuer's Principal Executive Offices:
                   12777 High Bluff Drive, San Diego, CA 92130

ITEM 2.
          (a)      Name of Person Filing:     William G. Fredrick, Jr.
          (b)      Address of Principal Business Office or, if none, Residence:
                   12777 High Bluff Drive, San Diego, CA 92130
          (c)      Citizenship: USA
          (d)      Title of Class of Securities: Common
          (e)      CUSIP Number: 51806K 10 4

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.SS.240.13D-1(B), OR 40.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:
          Not Applicable

ITEM 4.   OWNERSHIP
          Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in
          Item 1.

          (a)      Amount Beneficially Owned: 370,422*
          (b)      Percent of Class: 4.4%
          (c)      Number of shares as to which such person has:
                   (i)      Sole power to vote or to direct the vote: 359,756
                   (ii)     Shared power to vote or to direct the vote: 10,666
                   (iii) Sole power to dispose or to direct the disposition of: 359,756
                   (iv) Shared power to dispose or to direct the disposition of: 10,666

                    *Includes 28,332 shares subject to warrants exercisable within 60 days of December 31, 1999.

ITEM 4.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |X|.

ITEM 5. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON Not applicable.

ITEM 6. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
         Not applicable.

ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
         Not applicable.

ITEM 8.  NOTICE OF DISSOLUTION OF A GROUP
         Not applicable.

ITEM 9.  CERTIFICATION
         Not applicable.



                               Page 3 of 4 pages

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                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                   February 5, 1999
                                   ---------------------------------------------
                                                        Date

                                          /s/ William G. Fredrick, Jr.
                                   ---------------------------------------------
                                               William G. Fredrick, Jr.



                               Page 4 of 4 pages